Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 27, 2015, relating to the consolidated financial statements of Gevo, Inc. and subsidiaries, (which report expresses an unqualified opinion on the consolidated financial statements and includes explanatory paragraphs referring to Gevo Inc.’s going concern uncertainty and development activities) appearing in the Amended Annual Report on Form 10-K/A of Gevo, Inc. for the year ended December 31, 2014, which is incorporated by reference in this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado

September 28, 2015